Exhibit 99.1

AeroVironment, Inc. Announces Fiscal 2013 Second Quarter Results

MONROVIA, Calif., Dec. 4, 2012 — AeroVironment, Inc. (NASDAQ: AVAV) today reported financial results for its second quarter ending October 27, 2012.

“Strong second quarter performance, including a 30 percent increase in year-over-year diluted earnings per share to $0.39, resulted from continued demand for our market-leading solutions, favorable product mix and our focus on cost management.  Revenue of $80 million included a majority, but not all of the international small UAS orders that had been working through the export administrative process,” said Tim Conver, AeroVironment chairman and chief executive officer.  “Because of contracting delays on key programs, revenue in our second half will be more heavily weighted to our fourth quarter, historically the highest revenue quarter of our year.  Looking beyond fiscal 2013, in addition to executing effectively in our current businesses, our team made significant progress during the quarter on development programs such as Switchblade, Mission Services and larger, vertical takeoff UAS, all of which are poised to drive long-term growth in adjacent and new markets.”

FISCAL 2013 SECOND QUARTER RESULTS

Revenue for the second quarter of fiscal 2013 was $80.3 million, down $0.1 million from second quarter fiscal 2012 revenue of $80.4 million. The decrease in revenue resulted from decreased sales in our Unmanned Aircraft Systems (UAS) segment of $1.5 million offset by increased sales in our Efficient Energy Systems (EES) segment of $1.4 million.

Income from operations for the second quarter of fiscal 2013 was $13.1 million, an increase of 37% from income from operations for the second quarter of fiscal 2012 of $9.6 million. The increase in income from operations resulted from higher gross margin of $5.0 million, offset by higher selling, general and administrative (SG&A) expense of $0.9 million and research and development (R&D) expense of $0.6 million.

Net income for the second quarter of fiscal 2013 was $8.7 million, an increase of $2.1 million from net income for the second quarter of fiscal 2012 of $6.6 million.

Earnings per diluted share for the second quarter of fiscal 2013 were $0.39, an increase of $0.09 from second quarter fiscal 2012 earnings per diluted share of $0.30.

FISCAL 2013 YEAR-TO-DATE RESULTS

Revenue for the first six months of fiscal 2013 was $139.0 million, down 2% from the first six months of fiscal 2012 revenue of $142.4 million. The decrease in revenue resulted from lower sales in our UAS segment of $4.9 million, offset by increased sales in our EES segment of $1.5 million.

Income from operations for the first six months of fiscal 2013 was $10.8 million, an increase of 8% from the first six months of fiscal 2012 income from operations of $10.0 million. The increase in income from operations resulted from higher gross margin of $2.8 million, offset by higher R&D expense of $1.1 million and SG&A expense of $0.9 million.

Net income for the first six months of fiscal 2013 was $7.4 million, an increase of $0.5 million from net income for the first six months of fiscal 2012 of $6.9 million.

Earnings per diluted share for the first six months of fiscal 2013 were $0.33, an increase of $0.02 from the first six months of fiscal 2012 income per share of $0.31.

BACKLOG

As of October 27, 2012, funded backlog (unfilled firm orders for which funding is currently appropriated to us under a customer contract) was $90.2 million compared to $93.2 million as of April 30, 2012.

FISCAL 2013 — OUTLOOK FOR THE FULL YEAR

For fiscal year 2013, the Company expects to generate revenue of $348 million to $370 million, and earnings per share of $1.41 to $1.51 on a fully diluted basis.

The foregoing estimates are forward looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the demand for our products and services, activities of competitors and changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Tuesday, December 4, 2012, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Timothy E. Conver, chairman and chief executive officer, Jikun Kim, chief financial officer, Tom Herring, chief operating officer and Steven A. Gitlin, vice president of investor relations, will host the call.

4:30 PM ET

3:30 PM CT

2:30 PM MT

1:30 PM PT

Investors may dial into the call at (877) 561-2749 (U.S.) or (678) 809-1029 (international) five to ten minutes prior to the start time to allow for registration.

Investors with Internet access may listen to the live audio webcast via the Investor Relations page of the AeroVironment, Inc. website, http://investor.avinc.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

Audio Replay Options

An audio replay of the event will be archived on the Investor Relations page of the Company’s website, at http://investor.avinc.com. The audio replay will also be available via telephone from Tuesday, December 4, 2012, at approximately 4:30 p.m. Pacific Time through Tuesday, December 11, at 9:00 p.m. Pacific Time. Dial (855) 859-2056 and enter the passcode 60176611. International callers should dial (404) 537-3406 and enter the same passcode number to access the audio replay.

ABOUT AEROVIRONMENT, INC.

AeroVironment is a technology solutions provider that designs, develops, produces, supports and operates an advanced portfolio of Unmanned Aircraft Systems (UAS) and electric transportation solutions.  Agencies of the U.S. Department of Defense and allied military services use AeroVironment’s electric-powered, hand-launched unmanned aircraft systems extensively to provide situational awareness to tactical operating units through real-time, airborne reconnaissance, surveillance and communication.

AeroVironment’s electric transportation solutions include a comprehensive suite of electric vehicle (EV) charging systems, installation and network services for consumers, automakers, utilities and government agencies, power cycling and test systems for EV developers and industrial electric vehicle charging systems for commercial fleets.  More information about AeroVironment is available at www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; changes in the supply and/or demand and/or prices for our products; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; changes in significant operating expenses, including components and raw materials; failure to develop new products; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Tables Follow -

AeroVironment, Inc.

Consolidated Statements of Income (Unaudited)

(In thousands except share and per share data)

	Three Months Ended		Six Months Ended
	October 27,	October 29,	October 27,	October 29,
	2012	2011	2012	2011

Revenue:
Product sales	$52,415	$47,858	$81,105	$77,157
Contract services	27,863	32,514	57,850	65,212
	80,278	80,372	138,955	142,369
Cost of sales:
Product sales	28,215	28,499	48,774	46,371
Contract services	16,427	21,243	35,040	43,653
	44,642	49,742	83,814	90,024
Gross margin	35,636	30,630	55,141	52,345
Selling, general and administrative	13,176	12,240	26,797	25,940
Research and development	9,386	8,816	17,522	16,402
Income from operations	13,074	9,574	10,822	10,003
Other income:
Interest income	162	106	334	184
Income before income taxes	13,236	9,680	11,156	10,187
Provision for income taxes	4,498	3,093	3,804	3,274
Net income	$8,738	$6,587	$7,352	$6,913
Earnings per share data:
Basic	$0.40	$0.30	$0.33	$0.32
Diluted	$0.39	$0.30	$0.33	$0.31
Weighted average shares outstanding:
Basic	22,030,330	21,763,927	21,980,453	21,743,990
Diluted	22,383,791	22,255,943	22,353,434	22,244,697

AeroVironment, Inc.

Consolidated Balance Sheets

(In thousands except share and per share data)

	October 27, 2012	April 30, 2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$70,770	$64,220
Short-term investments	64,694	77,152
Accounts receivable, net of allowance for doubtful accounts of $1,185 at October 27, 2012 and $921 at April 30, 2012	48,330	56,417
Unbilled receivables and retentions	21,064	27,034
Inventories, net	44,747	43,539
Deferred income taxes	9,508	9,377
Prepaid expenses and other current assets	4,837	4,030
Total current assets	263,950	281,769
Long-term investments	64,798	58,457
Property and equipment, net	22,137	23,515
Deferred income taxes	5,191	5,209
Other assets	230	201
Total assets	$356,306	$369,151
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$15,430	$20,213
Wages and related accruals	13,405	19,076
Income taxes payable	1,485	8,788
Customer advances	4,079	5,124
Other current liabilities	6,129	9,898
Liability for uncertain tax positions	606	606
Total current liabilities	41,134	63,705
Wages and other accruals	—	1,203
Deferred rent	909	1,019
Liability for uncertain tax positions	4,026	4,026
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares — 10,000,000; none issued or outstanding	—	—
Common stock, $0.0001 par value:
Authorized shares — 100,000,000
Issued and outstanding shares — 22,417,977 at October 27, 2012 and 22,243,903 at April 30, 2012	2	2
Additional paid-in capital	128,614	124,954
Accumulated other comprehensive loss	(667)	(694)
Retained earnings	182,288	174,936
Total stockholders’ equity	310,237	299,198
Total liabilities and stockholders’ equity	$356,306	$369,151

AeroVironment, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Six Months Ended
	October 27, 2012	October 29, 2011
Operating activities
Net income	$7,352	$6,913
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	5,937	4,141
Provision for doubtful accounts	566	246
Deferred income taxes	(130)	(296)
Stock-based compensation	1,642	1,535
Tax benefit from exercise of stock options	1,529	376
Excess tax benefit from stock-based compensation	—	(90)
Changes in operating assets and liabilities:
Accounts receivable	7,521	18,559
Unbilled receivables and retentions	5,970	290
Inventories	(1,208)	(3,298)
Other assets	(836)	(607)
Accounts payable	(4,783)	(11,517)
Other liabilities	(18,772)	(6,481)
Net cash provided by operating activities	4,788	9,771
Investing activities
Acquisitions of property and equipment	(4,559)	(5,484)
Net sales of held-to-maturity investments	5,911	31,623
Net sales of available-for-sale investments	250	225
Net cash provided by investing activities	1,602	26,364
Financing activities
Excess tax benefit from stock-based compensation	—	90
Exercise of stock options	160	323
Net cash provided by financing activities	160	413
Net increase in cash and cash equivalents	6,550	36,548
Cash and cash equivalents at beginning of period	64,220	62,041
Cash and cash equivalents at end of period	$70,770	$98,589

Supplemental disclosure:
Unrealized gains on long-term investments recorded in other comprehensive (loss) income, net of deferred taxes of $17 and $30, respectively	$27	$43
Reclassification from share-based liability compensation to equity	$401	$—

Reportable Segment Results are as Follows (Unaudited):

(In thousands)

	Three Months Ended		Six Months Ended
	October 27,	October 29,	October 27,	October 29,
	2012	2011	2012	2011
Revenue:
UAS	$65,433	$66,931	$114,239	$119,136
EES	14,845	13,441	24,716	23,233
Total	80,278	80,372	138,955	142,369
Cost of sales:
UAS	35,279	39,707	68,035	71,707
EES	9,363	10,035	15,779	18,317
Total	44,642	49,742	83,814	90,024
Gross margin:
UAS	30,154	27,224	46,204	47,429
EES	5,482	3,406	8,937	4,916
Total	35,636	30,630	55,141	52,345
Selling, general and administrative	13,176	12,240	26,797	25,940
Research and development	9,386	8,816	17,522	16,402
Income from operations	13,074	9,574	10,822	10,003
Interest income	162	106	334	184
Income before income taxes	$13,236	$9,680	$11,156	$10,187

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Contact:

AeroVironment, Inc.

Steven Gitlin

+1 (626) 357-9983

ir@avinc.com